EXHIBIT 13(a)

                              AMENDED AND RESTATED

                          CLASS A DISTRIBUTION PLAN OF

                      MERCURY ASSET MANAGEMENT FUNDS, INC.

                             PURSUANT TO RULE 12b-1

      DISTRIBUTION PLAN made as of the 6th day of April, 2000, by and between Mercury Asset Management Funds, Inc., a Maryland corporation (the
"Corporation"), on behalf of each of its series as listed on Exhibit A, as such Exhibit may be amended from time to time (each a "Fund," and collectively, the "Funds"), and Mercury Funds Distributor, a division of Princeton Funds Distributor, Inc., a Delaware corporation (the "Distributor").

                              W I T N E S S E T H:

      WHEREAS, the Corporation intends to engage in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the Directors of the Corporation (the "Directors") are authorized to establish separate series relating to separate portfolios of securities, each of which may offer separate classes of shares, and

      WHEREAS, the Directors have established each Fund as a series of the Corporation;

      WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through financial intermediaries, including without limitation, brokers, dealers, retirement plans, financial consultants, registered investment advisers and mutual fund supermarkets ("financial intermediaries"); and

      WHEREAS, the Corporation on behalf of the Funds proposes to enter into an Amended and Restated Distribution Agreement with the Distributor, pursuant to which the Distributor will act as the exclusive distributor and representative of each Fund in the offer and sale of shares of common stock, par value $0.0001 per share of each Fund, including the Class A shares (the "Class A Shares") of each Fund, to the public; and

      WHEREAS, the Corporation on behalf of each Fund desires to adopt this Amended and Restated Class A Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act pursuant to which each Fund will pay an account maintenance fee to the Distributor with respect to the Fund's Class A Shares; and

      WHEREAS, the Directors of the Corporation have determined that there is a reasonable likelihood that adoption of the Plan will benefit each Fund and its Class A shareholders.


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      NOW, THEREFORE, the Corporation on behalf of each Fund hereby adopts, and the Distributor hereby agrees to the terms of, the Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

      1. The Corporation shall pay the Distributor with respect to the Class A Shares of each Fund an account maintenance fee under the Plan at the end of each month at the annual rate of 0.25% of average daily net assets of the Fund relating to the Class A Shares to compensate the Distributor for providing, or arranging for the provision of, account maintenance activities with respect to Class A shareholders of the Fund. Expenditures under the Plan may consist of payments to financial intermediaries for maintaining accounts in connection with Class A Shares and payment of expenses incurred in connection with such account maintenance activities including the costs of making services available to shareholders including assistance in connection with inquiries related to shareholder accounts.

      2. The Distributor shall provide the Corporation for review by the Board of Directors, and the Directors shall review at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the account maintenance fee during such period.

      3. This Plan shall not take effect with respect to a Fund until it has been approved by votes of a majority of both (a) the Directors of the Corporation and (b) those Directors of the Corporation who are not "interested persons" of the Corporation, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on the Plan.

      4. The Plan shall continue in effect with respect to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 3.

      5. The Plan may be terminated at any time with respect to any Fund by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding Class A voting securities of the applicable Fund.

      6. The Plan may not be amended to increase materially the rate of payments provided for in Paragraph 1 hereof with respect to any Fund unless such amendment is approved by at least a majority, as defined in the Investment Company Act, of the outstanding Class A voting securities of the applicable Fund, and by the Directors of the Corporation in the manner provided for in Paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraph 3 hereof.


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      7. While the Plan is in effect with respect to any Fund, the selection and nomination of Directors who are not interested persons, as defined in the Investment Company Act, of the Corporation shall be committed to the discretion of the Directors who are not interested persons.

      8. The Corporation shall preserve copies of the Plan and any related agreements and all reports made pursuant to Paragraph 2 hereof, for a period of not less than six years from the date of the Plan, or the date of such agreement or report, as the case may be, the first two years in an easily accessible place.

      IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first above written.

                                      MERCURY ASSET MANAGEMENT FUNDS, INC.,
                                      on behalf of each of its series listed
                                      on Exhibit A

                                      By /s/ Donald C. Burke
                                         --------------------------------------
                                         Title: Vice President and Treasurer

                                      MERCURY FUNDS DISTRIBUTOR, a division of PRINCETON FUNDS DISTRIBUTOR, INC.

                                      By /s/ Terry K. Glenn
                                         --------------------------------------
                                         Title: President and Director


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                                    Exhibit A

Mercury Pan-European Growth Fund

Mercury International Fund

Mercury U.S. Small Cap Growth Fund

Mercury Gold and Mining Fund

Mercury U.S. Large Cap Fund

Mercury Global Balanced Fund


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